Exhibit 10.15
Second Services Addendum — Manufacturing Process Support
Date: Dated with effect 11 December 2008
This Second Services Addendum (Second Services Addendum) to the Master Services and Supply Agreement dated 29 October 2007 between LifeScan, Inc., Universal Biosensors Pty Ltd and Universal Biosensors, Inc. (Master Agreement) is entered into by and between LifeScan, Inc, a Californian corporation of 1000 Gibraltar Drive, Milpitas, CA 95035-6312, USA (LifeScan), Universal Biosensors Pty Ltd ACN 098 234 309, a company incorporated in Victoria, Australia of 1 Corporate Avenue, Rowville, Victoria 3178, Australia (UBS) and Universal Biosensors, Inc., a Delaware corporation of having its registered office at c/o Corporation Service Company 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 USA (UBI).
The parties agree that this Second Services Addendum is to be attached to, and form part of the Master Agreement. In relation to the matters addressed in this Second Services Addendum, each of LifeScan, UBS and UBI agree to be bound by all of the terms and conditions of the Master Agreement including without limitation Sections 10.3 (Manner of Performing the Services) and 11.4 (Audit Rights) and each party makes the representations and warranties set forth in the Master Agreement expressed to be made by LifeScan, UBS or UBI, as the case may be.
All capitalized terms used in this Second Services Addendum and not otherwise defined herein shall have the meaning ascribed to such terms in the Master Agreement (including all Service Addendums and Product Addendums).
Background
LifeScan intends to establish its own initial manufacturing line for the Initial Product at a location of its choosing. As permitted by Section 12(e) of Master Agreement, LifeScan has requested UBS to assist LifeScan in establishing this manufacturing capacity. The parties desire to set forth in this Second Services Addendum the services that LifeScan may require from time to time from UBS, commencing January 1, 2009 and continuing for the Term (as defined in Section 3 below).
1. Manufacturing Support Services to be Provided by UBS
Subject to terms and conditions set forth below and in accordance with the terms of the Master Agreement, from January 1, 2009 for the Term of this Second Services Addendum, UBS agrees it will provide the following services (UBS Manufacturing Support Services) to LifeScan with the goal of assisting LifeScan to establish an initial manufacturing line at a LifeScan facility for the Initial Product (LifeScan Manufacturing Line):

Second Services Addendum — Manufacturing Process Support	page 1

(a)	UBS will allow LifeScan’s designated employees (Designated Personnel) access to UBS’s premises to observe and understand the manufacturing process for the Initial Product including without limitation to observe UBS’ usual running and maintaining of the equipment at UBS’ facility and for LifeScan engineers and operators to receive training from UBS. For purposes of clarification, if any request by LifeScan requires either of the UBS manufacturing lines to be removed from a validated state, then such activity would not be included in the UBS Manufacturing Support Services and would be paid for separately by LifeScan pursuant to a separate purchase order. LifeScan must make a request (which may include email) to UBS at any time it wishes such access. UBS will provide such access for Designated Personnel at mutually agreed times which will cause the least disruption to UBS’ commercial operations. LifeScan and UBS will work together to plan access in advance and agree on mutually convenient times for access to be granted.

(b)	UBS will use its best endeavors to cause Harro Höfliger to provide Designated Personnel with joint access, with UBS, to the factory acceptance testing of UBS’ second suite of equipment at Harro Höfliger to observe and learn from the equipment testing.

(c)	UBS will promptly provide LifeScan and the Designated Personnel copies of any manufacturing documentation generated by UBS for any UBS manufacturing line for the Initial Product in the ordinary course of business during the Term. In addition, UBS will promptly provide LifeScan with a copy of any amendments to such documentation.

(d)	UBS will provide LifeScan with access to UBS employees to provide advice to LifeScan to assist it in establishing its own LifeScan Manufacturing Line. The parties acknowledge that UBS will initially attempt to provide such advice telephonically or by video conference; provided, however, that any request for a face to face meeting to provide such advice at a LifeScan facility would be outside the scope of UBS Manufacturing Support Services. In addition, UBS will determine which employees are appropriate to provide such advice (including if considered appropriate by UBS, members of its senior management such as the Chief Scientist and VP of Operations). Unless otherwise agreed, LifeScan acknowledges that UBS will be able to give advice based only on its own equipment and experiences and will not be able to advise LifeScan with respect to aspects of the LifeScan Manufacturing Line which differ from UBS’ manufacturing line. LifeScan must request these advisory services from UBS. UBS will provide such advisory services at mutually agreed times which will cause the least disruption to UBS’ commercial operations. LifeScan and UBS will work together to plan access in advance and agree on such mutually convenient times for access.

(e)	UBS will assist LifeScan with the ordering, installation and validation of such of the LifeScan Manufacturing Line equipment that is the same as the equipment and configuration used by UBS. It is acknowledged that UBS may not be able to assist in relation to any equipment or the integration of that equipment into the LifeScan Manufacturing Line which differs from the equipment and configuration used by UBS.

(f)	UBS will cause appropriate employees to cooperate and provide necessary written or verbal inputs and participate in design reviews and associated meetings with LifeScan to develop the Functional Design Specification (FDS), User Requirement Specification (URS) and risk assessments for the LifeScan Manufacturing Line. UBS will cause appropriate employees to attend relevant LifeScan meetings and present data to assist in the generation of quality documentation for factory acceptance, site acceptance, installation qualification, operational qualification and process qualification, stability, regulatory submissions, equivalence, complaints or Corrective and Preventive Actions (CAPA) for the LifeScan Manufacturing Line during the Term.
Notwithstanding the above, (i) LifeScan is primarily responsible for organizing and implementing the establishment of the LifeScan Manufacturing Line. LifeScan is responsible for maintaining sufficient LifeScan employees to enable it to establish the LifeScan Manufacturing Line for the Initial Product. LifeScan acknowledges that UBS’capacity to provide the UBS Manufacturing Support Services may be constrained by UBS’ other commercial activities and that UBS may postpone the UBS Manufacturing Support Services for a reasonable period if the provision of such services would:
A.	affect UBS’ ability to satisfy its other obligations under the Master Agreement, including without limitation UBS’ ability to provide other Services or UBS’ ability to manufacture Product for LifeScan; or

B.	materially disrupt or hinder UBS’ other commercial operations; and
(ii) any request by LifeScan for a service that exceeds what is stated above would not be deemed a UBS Manufacturing Support Service and would be paid for separately by LifeScan pursuant to a separate purchase order.
2. Consideration for UBS Manufacturing Support Services
In consideration of UBS providing the UBS Manufacturing Support Services, LifeScan agrees:
(a)	to pay, an amount of USD2,000,000 on January 31, 2009. For purposes of clarification, this amount shall only be paid once.

(b)	to reimburse UBS for all reasonable out-of pocket, travel and accommodation costs and expenses incurred with providing the UBS Manufacturing Support Services but with the understanding the UBS personnel must comply with the written travel policy of LifeScan’s parent company provided to UBS and LifeScan is only responsible for those expenses incurred by UBS personnel directly in connection with providing the UBS Manufacturing Support Services.
All payments shall be paid by LifeScan within 45 days of receipt by LifeScan of an undisputed invoice in immediately available funds. LifeScan shall promptly notify UBS if it disputes any portion of any invoice and, subject to the then current capability of the Accounts Payable system of LifeScan, LifeScan shall pay the undisputed portion of all such invoices while the dispute is being resolved in accordance with the Master Agreement.
3. Term.
The UBS Manufacturing Support Services will commence no earlier than January 1, 2009. This Second Services Addendum shall take effect on the date first written above and shall continue until the earliest of the following dates: (i) commercial production by LifeScan of 300 million Products at the LifeScan Manufacturing Line, or (ii) nine months from start of commercial production by the LifeScan Manufacturing Line or (iii) June 30, 2011.

Executed as an agreement by the duly authorized representative of each Party as of the date first written above.

Executed by LifeScan, Inc.	)
)

Name: John Klopp

Title: Vice President

Executed by Universal Biosensors	)
Pty Ltd	)

Company Secretary/Director		Director

Name of Company Secretary/Director (print)		Name of Director (print)

Executed by Universal Biosensors,	)
Inc.	)

Name

Title
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